                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.   20549

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
     January 11, 2005
     ----------------

                     CREDO Petroleum Corporation
______________________________________________________________
      (Exact name of registrant as specified in its charter)

           Colorado               0-8877          84-0772991
____________________ __________________________________________
 (State or other jurisdiction   Commission       IRS Employer
       of incorporation)        File Number   Identification No.

1801 Broadway, Suite 900        Denver, Colorado      80202
_______________________________________________________________
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number,
including area code:            (303) 297-2200
_______________________________________________________________


Item 12.  Results of Operations and Financial Condition.
          CREDO Petroleum Corporation Press Releases dated
          January 11, 2005, entitled

          "CREDO Reports Record Fiscal 2004 Earnings of
          $0.59 per Share"

_______________________________________________________________

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              CREDO PETROLEUM CORPORATION
                              (Registrant)

Date: January 11, 2005        By: /s/ James P. Garrett, Jr.
                                  -------------------------
                                  James P. Garrett, Jr.
                                  Vice President and Chief
                                    Financial Officer
                                  (Principal Financial and
                                    Accounting Officer)

NEWS RELEASE

FOR IMMEDIATE RELEASE            Contact: James P. Garrett, Jr.
                                          Vice President & CFO
                                          www.credopetroleum.com

   CREDO REPORTS RECORD FISCAL 2004 EARNINGS OF $0.59 PER SHARE
        Financial and Operational Results Set New Records


DENVER, COLORADO, January 11, 2005-CREDO Petroleum Corporation (NASDAQ: CRED) today reported record results for its fiscal year ended October 31, 2004. Net income rose 17% to $3,650,000 on record production. This compares to net income of $3,130,000 last year. On a per diluted share basis, net income was $.59 compared to $.52 last year. Revenue rose 21% to $10,314,000 compared to $8,491,000 last year. Cash flow from operating activities (before changes in operating assets and liabilities) jumped 28% to $6,927,000.

Prior year net income includes $.01 per share related to a one-time credit for the cumulative effect of adopting Financial
Accounting Standards Board Statement No. 143, Accounting for
Asset Retirement Obligations.

James T. Huffman, President said, "In 2004, we again established significant new records in virtually every operational and financial category, highlighted by a 21% return on equity without using leverage. More importantly, our 2004 performance extends a significant track record of superior performance that has gained CREDO recognition as one of America's best and fastest growing small companies as well as an outstanding performer among U.S. oil and gas companies (Forbes Magazine, Fortune Small Business Magazine, John S. Herold, Inc.)."

Fourth quarter net income fell to $893,000 compared to $1,146,000 last year. On a per diluted share basis, net income was $.14 compared to $.18 last year. Fourth quarter results fell below last year primarily because hedging reduced natural gas price realizations by $.53 versus adding $.64 in the same period last year, an after tax swing of $379,000.

     PRODUCTION VOLUMES SET FOURTH CONSECUTIVE ANNUAL RECORD

Production rose 18% in fiscal 2004 to a record 1.96 Bcfe (billion cubic feet of gas-equivalent) compared to 1.66 Bcfe last year. Natural gas production rose 18% to a record 1.71 Bcfg compared to
1.45 Bcfg last year. Crude oil and condensate sales rose 18% to 41,000 barrels.

Fourth quarter production fell 7% to 481 MMcfe (million cubic feet of gas equivalent) compared to 516 MMcfge last year due to the timing of new wells coming on production near the end of last year.

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          CAPITAL SPENDING AND RESERVES SET NEW RECORDS

Capital spending increased 30% to $7,089,000, by far the highest level in company history. As a result, both reserves and production rose to new records.

Proved reserves rose 10% to 17.7 Bcfe for an eleventh consecutive annual record. Approximately 93% of total proved reserves are classified in the developed category. The company generally includes only minimal proved undeveloped reserves for offset drilling locations and Calliope candidate wells. Natural gas accounted for 86% of reserve volume.

The undiscounted value of reserves was $77,612,000 at year-end, and the discounted value (at 10%) was $44,551,000. Average wellhead prices used to calculate reserve values were $5.84 per Mcf and $50.43 per barrel.

The company added 3.6 Bcfe of new reserves, replacing 183% of its 2004 production. Per unit finding cost was $1.98 per Mcfge (thousand cubic feet of gas equivalent). The company's finding costs have historically ranked in the best quartile of U.S. oil and gas companies. For the three years ending in 2003, CREDO's finding and development cost was the 14th lowest among U.S. oil and gas companies according to John S. Herold, Inc.

Net income per unit of production was $1.87 per Mcfe, or $11.19 per BOE. This compares to $1.89 per Mcf, or $11.32 per BOE, last year when John S. Herold, Inc. ranked CREDO 10th among all oil and gas companies worldwide. Herold has ranked the company in the top 15 worldwide oil and gas companies on this performance measure in each of the last three years.

                  PRODUCT PRICES REMAIN STRONG;
        ESTIMATED FISCAL 2005 PRODUCTION PARTIALLY HEDGED

Total natural gas price realizations for fiscal 2004 rose 2% to $4.60 per Mcf compared to $4.50 last year. Hedging transactions reduced gas price realizations by $.42 per Mcf in 2004 compared to $.07 last year. Net wellhead natural gas prices were $5.02 per Mcf compared to $4.57 last year. Wellhead oil prices rose 32% to $36.57 per barrel compared to $27.68 last year.

For the fourth quarter, total natural gas price realizations fell
4% to $4.64 per Mcf compared to $4.82 last year. Hedging transactions reduced gas price realizations by $.53 per Mcf in the fourth quarter compared to an increase of $.64 last year.
Wellhead oil prices rose 87% to $52.15 per barrel.

The company currently has open hedge positions totaling 380 MMcf covering the months of February through June 2005. The hedges represent about one-third of the company's estimated equivalent gas production for the period. Of the February and March hedges, 75% are collars with a $6.12 floor and a $7.95 ceiling and the remainder are short positions at $6.51. Of the April through June hedges, 80% are collars with a $5.50 floor and a $6.75 ceiling and the remainder are short positions at $6.38. All prices are NYMEX basis. Hedges for the months of November through January have been closed at a loss of $180,000 (after tax). Average gas prices in the company's market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

Huffman further stated, "Since natural gas prices are the single most important driver of our financial results, we believe it is prudent to manage prices using periodic hedging. Unfortunately, hedging was the weakest area of our 2004 performance, as we left $516,000 (after tax) on the table. Nevertheless, over the long term, we believe that hedging has benefited the company and its shareholders."

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         STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
                  A SOLID FOUNDATION FOR GROWTH

At October 31, 2004, working capital was $5,611,000. Total assets were $30,976,000 including cash and short-term investments of $6,889,000. Stockholders' equity was a record $20,920,000. The company's only long-term debt is a $297,000 exclusive license obligation that is payable over five years.

                       MANAGEMENT COMMENT

"CREDO's two core projects-Calliope Gas Recovery System and Northern Anadarko Basin drilling-continued to provide excellent reserve and production growth as well as superb financial results," Huffman said. "Our 2004 performance added to what has become a significant track record of superior performance both in the oil and gas industry and among all small companies. CREDO has creative people and projects that are both proven and repeatable. We are confident that focusing on fundamentals with a long-term view will continue to produce excellent results."

           *          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company's stock is traded on the NASDAQ System under the symbol "CRED" and is quoted daily in the "NASDAQ Small-Cap Issues" section of The Wall Street Journal.

For 2004, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $3,650,000, DD&A of $1,757,000, deferred income taxes of $1,496,000. and other of $24,000. For 2003, such cash flow consists of net income of $3,130,000, DD&A of 1,333,000, deferred income taxes of $1,016,000, and net of other credits of $66,000.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

                   CREDO PETROLEUM CORPORATION
                      FINANCIAL HIGHLIGHTS

                                       Year Ended    Year Ended
Condensed Operating                    October 31,   October 31,
  Information                            2004          2003
                                      -----------   -----------
Revenue:
  Oil and Gas Sales                   $ 9,367,000   $ 7,494,000
  Operating                               604,000       536,000
  Investment Income and Other             343,000       461,000
                                      -----------   -----------
                                       10,314,000     8,491,000
                                      -----------   -----------

Expenses:
  Oil and Gas Production                2,065,000     1,608,000
  Depreciation, Depletion and
   Amortization                         1,757,000     1,333,000
  General and Administrative            1,383,000     1,257,000
  Interest                                 39,000        46,000
                                      -----------   -----------
                                        5,244,000     4,244,000
                                      -----------   -----------

Income Before Income Taxes              5,070,000     4,247,000

Income Taxes                           (1,420,000)   (1,189,000)

Cumulative Effect of Change in
  Accounting Principle                       -           72,000
                                      -----------   -----------

Net Income                            $ 3,650,000   $ 3,130,000
                                      ===========   ===========

Basic Income per Share
  Before Accounting Change                 $  .61        $  .52
Cumulative Effect of Change in
  Accounting Principle                        -             .01
                                           ------        ------

Basic Income Per Share                     $  .61        $  .53
                                           ======        ======

Diluted Income per Share
  Before Accounting Change                 $  .59        $  .51
Cumulative Effect of Change
  in Accounting Principle                     -             .01
                                           ------        ------

Diluted Income Per Share                   $  .59        $  .52
                                           ======        ======

Condensed Balance Sheet
  Information                  October 31, 2004  October 31, 2003
                               ----------------  ----------------
Cash and Short-Term Investments   $ 6,889,000       $ 6,663,000
Other Current Assets                3,128,000         1,900,000
Oil and Gas Properties, Net        19,509,000        14,061,000
Exclusive License Agreement, Net      408,000           478,000
Other Assets                        1,042,000           470,000
                                  -----------       -----------

                                  $30,976,000       $23,572,000
                                  ===========       ===========

Current Liabilities               $ 4,406,000       $ 1,986,000
Deferred Income Taxes               4,605,000         3,358,000
Exclusive License Agreement
  Obligation                          297,000            355,00
Asset Retirement Obligations          748,000           238,000
Stockholders' Equity               20,920,000        17,635,000
                                  -----------       -----------

                                  $30,976,000       $23,572,000
                                  ===========       ===========